Exhibit 10.42
Mersana Therapeutics, INC.
AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Each member of the Board of Directors (the “Board”) of Mersana Therapeutics, Inc. (the “Company”) who is not also serving as an employee of the Company or any of its subsidiaries (each such member, an “Non-Employee Director”) will be eligible to receive the compensation described in this Amended and Restated Non-Employee Director Compensation Policy (this “Policy”) for his or her Board service. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given to such terms in the Company’s 2017 Stock Incentive Plan, as from time to time amended and in effect, or any successor equity incentive plan (the “Plan”).
This Policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

I.	Annual Cash Compensation
Each Non-Employee Director will be entitled to receive the following annual cash retainers for service on the Board:
Annual Board Service Retainer:

•	All Non-Employee Directors: $40,000

•	Non-Executive Chairperson (additional retainer): $30,000
Annual Committee Member Service Retainer:

•	Member of the Audit Committee: $7,500

•	Member of the Compensation Committee: $5,000

•	Member of the Nominating and Corporate Governance Committee: $4,000
Annual Committee Chair Service Retainer (in lieu of Committee Member Service Retainer):

•	Chairperson of the Audit Committee: $15,000

•	Chairperson of the Compensation Committee: $10,000

•	Chairperson of the Nominating and Corporate Governance Committee: $8,000
The annual cash retainers set forth above will be payable in equal quarterly installments, payable in arrears on the last day of each fiscal quarter (each such date, a “Retainer Accrual Date”) in which the service occurred, prorated for any partial quarter of service (based on the number of days served in the applicable position divided by the total number of days in the quarter). All annual cash fees are vested upon payment.

II.	Election to Receive Shares of Common Stock in Lieu of Cash Retainer

A.
Retainer Grant. Each Non-Employee Director may elect (such election, a “Retainer Grant Election”) to convert all of his or her cash compensation under Section I for each calendar quarter in a calendar year into either Unrestricted Stock (a “Stock Retainer Grant”) or a Stock Option (an “Option Retainer Grant” and, any Stock Retainer Grant or Option Retainer Grant, a “Retainer Grant”) in accordance with this Section II(A). If a Non-Employee Director timely makes a Retainer Grant Election pursuant to Section II(B) below, then on the first business day following each applicable Retainer Accrual Date to which the Retainer Grant Election applies, and without any further action by the Board or designated committee of the Board, any such Non-Employee Director electing a Stock Retainer Grant automatically will be granted a number of shares of Unrestricted Stock equal to (a) the aggregate amount of cash compensation otherwise payable to such Non-Employee Director on the Retainer Accrual Date to which the Retainer Grant Election applies divided by (b) the closing sales price per share of the Stock on the applicable Retainer Accrual Date (or, if such date is not a market trading day, on the first market trading day thereafter), rounded down to the nearest whole share, and any such Non-Employee Director electing an Option Retainer Grant automatically will be granted a Stock Option to acquire a number of shares of Stock having a grant date fair value equal to the aggregate amount of cash compensation otherwise payable to such Non-Employee Director on the Retainer Accrual Date to which the Retainer Grant Election applies, with the number of shares of Stock determined in accordance with Accounting Rules, rounded down to the nearest whole share. Each Retainer Grant will be fully vested on the applicable grant date.

B.
Election Mechanics. Each Retainer Grant Election must be submitted to the Company’s Chief Financial Officer (or such other individual as the Company designates) in writing by no later than December 31 preceding each calendar year to which such Retainer Grant Election shall apply (e.g., a Retainer Grant Election for the calendar year 2023 must be submitted by no later than December 31, 2022), and each Retainer Grant Election shall subject to any other conditions specified by the Board or designated committee of the Board. A Non-Employee Director may only make a Retainer Grant Election during a period in which the Company is not in a quarterly or special blackout period and the Non-Employee Director is not aware of any material non-public information. Once a Retainer Grant Election is properly submitted, it will be in effect for the next Retainer Accrual Date and will remain in effect for each successive Retainer Accrual Date in the calendar year covered by the Retainer Grant Election. A Non-Employee Director who fails to make a timely Retainer Grant Election will not receive Retainer Grants on the Retainer Accrual Dates occurring in such calendar year and instead will receive the cash compensation set forth under Section I.

III.	Equity Compensation
Equity compensation awards to Non-Employee Directors will be automatic and nondiscretionary (without the need for any additional corporate action by the Board or designated committee of the Board) and will be made in accordance with the following provisions:

A.
Initial Grant. For each Non-Employee Director who is first elected or appointed to the Board, on the date of such Non-Employee Director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Non-Employee Director will be automatically, and without further action by the Board or Compensation Committee of the Board, granted both (a) a Stock Option to purchase the lesser of (i) 45,000 shares of Stock or (ii) a number of shares of Stock having a grant date fair value equal to $250,000, with the number of shares of Stock determined in accordance with Accounting Rules, rounded down to the nearest whole share and (b) a Restricted Stock Unit covering the lesser of (i) 45,000 shares of Stock or (ii) a number of shares of Stock equal to (a) $250,000 divided by (b) the closing sales price per share of the Stock on the date of the Non-Employee Director’s initial election or appointment to the Board (or, if such date is not a market trading day, on the first market trading day thereafter), rounded down to the nearest whole share (the “Initial Grant”). The shares subject to each Initial Grant that is a Stock Option will vest annually in equal quarterly installments over a three-year period, subject to the Non-Employee Director’s continuous service as a Director on each vesting date. The shares subject to each Initial Grant that is a Restricted Stock Unit will vest annually over a three-year period, subject to the Non-Employee Director’s continuous service as a Director on each vesting date.

B.
Annual Grant. On the date of each annual stockholder meeting of the Company (or, if such date is not a market trading day, the first market trading day thereafter), each Non-Employee Director who continues to serve as a non-employee member of the Board following such stockholder meeting will be automatically, and without further action by the Board or Compensation Committee of the Board, granted both (a) a Stock Option to purchase the lesser of (i) 22,500 shares of Stock or (ii) a number of shares of Stock having a grant date fair value equal to $125,000, with the number of shares of Stock determined in accordance with Accounting Rules, rounded down to the nearest whole share and (b) a Restricted Stock Unit covering the lesser of (i) 22,500 shares of Stock or (ii) a number of shares of Stock equal to (a) $125,000 divided by (b) the closing sales price per share of the Stock on the grant date, rounded down to the nearest whole share (the “Annual Grant”). The shares subject to each Annual Grant will vest in full upon the earlier of the first anniversary of the date of grant or the date of the following annual meeting of stockholders of the Company, subject to the Non-Employee Director’s continuous service as a Director on each vesting date.

C.
Stock Options. All Stock Options granted under this Policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying common stock on the date of grant, and a term of 10 years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan).

D.
Additional Provisions: All provisions of the Plan not inconsistent with this policy will apply to awards granted to a Non-Employee Director. Non-Employee Directors will be required to execute an award agreement in a form satisfactory to the Company prior to receipt of an Initial Grant or Annual Grant. All shares subject to any Initial Grant and/or Annual Grant that is then-outstanding will vest in full upon the Non-Employee Director’s death or termination of service due to disability or upon a change in control event (within the meaning of Section 1.409A-3(i)(5)(i)).

IV.	Non-Employee Director Compensation Limit
Notwithstanding anything herein to the contrary, the cash compensation and equity compensation that each Non-Employee Director is entitled to receive under this Policy shall be subject to the limits set forth in Section 4(d) of the Plan.

V.	Ability to Decline Compensation
A Non-Employee Director may decline all or any portion of his or her compensation under this Policy by giving notice to the Company prior to the date such cash is earned or such equity awards are to be granted, as the case may be.

VI.	Expenses
The Company will reimburse each Non-Employee Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Non-Employee Director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.
Amended and Restated by the Board of Directors: December 1, 2022